Exhibit 4.3

MAGNA INTERNATIONAL INC.
 (the “Corporation”)

BY-LAW NO. 1

Section

1	Business of the Corporation
2	Directors
3	Delegation by the Board of Directors
4	Officers
5	Protection of Directors, Officers and Others
6	Securities
7	Meetings of Shareholders
8	Dividends and Rights
9	Notices
10	Repeal and Effective Date
11	General

BE IT ENACTED as a by-law of the Corporation as follows:

SECTION 1
BUSINESS OF THE CORPORATION

1.1	Financial Year. Until changed by resolution of the board, the financial year of the Corporation shall end on December 31 in each year.

1.2	Execution of Contracts, etc. Contracts, documents and other instruments in writing requiring execution by the Corporation may be signed by any two officers or directors and all contracts, documents or other instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. Any one officer or director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs. The board may from time to time by resolution appoint any officer(s) or any other person(s) on behalf of the Corporation either to sign contracts, documents or instruments in writing generally, or to sign specific contracts, documents or instruments in writing.

1.3	Registered Office. The registered office of the Corporation is set out in the articles of the Corporation. The Corporation may from time to time:

•	by resolution of the directors, change the location of the registered office of the Corporation within a municipality or geographic township; and

•	by special resolution, change the municipality or geographic township in which its registered office is located to another place in Ontario.

1.4	Corporate Seal. When required, the corporate seal of the Corporation may be affixed to contracts, documents or instruments in writing duly signed on behalf of the Corporation.

1.5	Banking Arrangements. The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations and under such agreements, instructions and delegations of powers as may from time to time be prescribed by the board or two officers of the Corporation, one of whom must be the chief executive officer, chief financial officer or the treasurer. For greater certainty, the chief executive officer, chief financial officer or the treasurer together with any one other officer shall have the authority to appoint bankers, authorize facsimile signatures on cheques, authorize signing officers to sign, endorse or deposit cheques, bills of exchange and similar documents, and attend to any other matters related to the Corporation’s dealings with its bankers.

1.6	Borrowing Power. Without limiting the borrowing powers of the Corporation as set forth in the Act, the directors may from time to time on behalf of the Corporation and without authorization of the shareholders:

•	borrow money upon the credit of the Corporation;

•	limit or increase the amount to be borrowed;

•	issue, reissue, sell or pledge bonds, debentures, notes or other debt obligations of the Corporation, whether secured or unsecured, for such sums and on such terms, conditions, covenants and conditions and at such prices as may be deemed expedient;

•	give a guarantee on behalf of the Corporation to secure payment or performance of an obligation to any such person; and

•	mortgage, hypothecate, charge, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real and personal, movable and immovable, property of the Corporation and the undertaking and rights of the Corporation, to secure any such bonds, debentures, notes or other debt obligations, or to secure any present or future borrowing, liability or obligation of the Corporation.

1.7	Voting Rights in Other Bodies Corporate. Unless otherwise determined by the board, all securities of any other body corporate or issuer of securities carrying voting rights held from time to time by the Corporation may be voted at all applicable meetings of security holders of such other body corporate or issuer and in such manner as determined by any of the chief executive officer, chief financial officer or an executive vice-president of the Corporation. Any one such officer, or the corporate secretary acting on the direction of such officer, may execute and deliver proxies and/or arrange for the issuance of voting certificates and/or other evidence of the right to vote in such names as they may determine without the necessity of a resolution or other action by the directors.

SECTION 2
DIRECTORS

2.1	Number of Directors and Term. The number of directors of the Corporation shall be the number of directors as specified in the articles or as may from time to time be determined in accordance with the Act. Whenever a minimum and maximum number of directors is provided for in the articles, the number of directors shall be such number as may be determined by resolution of the directors and:

•	the board may, between annual meetings of shareholders, appoint additional directors, provided that after such appointment the total number of directors would not be greater than one and one-third times the number of directors required to have been elected at the last annual meeting, nor greater than the maximum number set out in the articles; and

•	the number of directors to be elected at an annual meeting of shareholders shall be the number of directors last determined by the board.

Each director shall hold office until the close of the next annual meeting of shareholders following his or her election or appointment.

2.2	Qualifications of Directors. At least 25% of the number of directors shall be resident Canadians. No person shall be a director if that person:

•	is less than 18 years of age;

•	has been found under the Substitute Decisions Act, 1992, S.O. 1992, c.30 or under the Mental Health Act, R.S.O. 1990, c. M.7, in each case as may be amended from time to time, to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere;

•	is not an individual; or

•	has the status of bankrupt.

2.3	Election and Term. Directors shall be elected to hold office for a term expiring at the close of the next annual meeting of shareholders following their election or appointment. If an election of directors is not held at an annual meeting of shareholders at which such election is required, the incumbent directors shall continue in office until their successors are elected.

2.4	Advance Notice for Nominations of Directors. Only individuals who are nominated in accordance with the procedures set out in this Section 2.4 and who, at the discretion of the board, satisfy the qualifications of a director as set out in the Act and the by-laws of the Corporation shall be eligible for election as directors of the Corporation at any meeting of shareholders of the Corporation.

2.4.1	When Nominations Can Be Made. Nominations of individuals for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

2.4.1.1	by or at the direction of the board, including pursuant to a notice of meeting;

2.4.1.2	by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the Act or a requisition of the shareholders made in accordance with the Act; or

2.4.1.3	without limiting the foregoing, by any person (a “Nominating Shareholder”) who:

•	at the close of business on the date of the giving of the notice provided for below in this Section 2.4 and on the record date for notice of such meeting, is a registered holder of shares carrying the right to vote at such meeting on the election of directors; and

•	complies with the notice procedures set forth in this Section 2.4.

2.4.2	Timely Notice. In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof and in proper written form to the corporate secretary at the principal executive offices of the Corporation as set forth below.

To give “timely notice”, a Nominating Shareholder must give notice to the corporate secretary:

2.4.2.1	in the case of an annual meeting of shareholders, not less than 30 days prior to the date of such annual meeting of shareholders; provided, however, that, if an annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made (each such date being the “Notice Date”), notice by the Nominating Shareholder may be made not later than the 10th day following the applicable Notice Date; and

2.4.2.2	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the 15th day following the applicable Notice Date.

2.4.3	notice to the corporate secretary must set forth:

2.4.3.1	the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

2.4.3.2	if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

2.4.3.3	with respect to the Nominating Shareholder and, if applicable, any beneficial owner, the following:

•	the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

•	any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of directors;

•	in the case of a special meeting of shareholders called for the purpose of electing directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

•	any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws.

2.4.3.4	as to each individual whom the Nominating Shareholder proposes to nominate for election as a director:

•	the name, age, business address and residential address of the individual;

•	the principal occupation or employment of the individual;

•	the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

•	any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws.

2.4.4	Nominee Independence. A Nominating Shareholder’s notice to the corporate secretary must also state whether:

2.4.4.1	in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent director of the Corporation under sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52‑110”), Section 303A.02 of the New York Stock Exchange Company Manual and the commentary relating thereto and Rule 10A‑3(b) under the Securities Exchange Act of 1934; and

2.4.4.2	with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of NI 52-110, Section 303A.02(b) of the New York Stock Exchange Company Manual and the commentary relating thereto and Rule 10A-3(b) under the Securities Exchange Act of 1934 and, if so, which ones.

2.4.5	Determination of Validity of Nomination. Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of the by-laws of the Corporation; provided, however, that nothing in this Section 2.4 shall preclude discussion by a shareholder or proxy holder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act.  The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.  A duly appointed proxy holder of a Nominating Shareholder shall be entitled to nominate at a meeting of shareholders the directors nominated by the Nominating Shareholder, provided that all of the requirements of this Section 2.4 have been satisfied.  If the Nominating Shareholder or its duly appointed proxy holder does not attend at the meeting of shareholders to present the nomination, the nomination shall be disregarded notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

2.4.6	Compliance With Applicable Laws. In addition to the provisions of this Section 2.4, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, applicable securities laws and applicable stock exchange rules regarding the matters set forth herein. For greater certainty, nothing in this Section 2.4 is intended to vary any minimum share ownership requirement applicable to a Nominating Shareholder.

2.4.7	Public Announcement. For purposes of this Section 2.4, “public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its issuer profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com (“SEDAR”).

2.4.8	Notice. Notwithstanding any other provision of the Corporation’s by-laws, notice given to the corporate secretary by a Nominating Shareholder pursuant to this Section 2.4 may only be given by personal delivery (at the principal executive offices of the Corporation) or by e-mail (at the e-mail address set out in the Corporation’s issuer profile on SEDAR), and shall be deemed to have been given and made only at the time it is so served by personal delivery to the corporate secretary or sent by e-mail to such e-mail address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

2.4.9	Board Discretion to Waive. Notwithstanding the foregoing, the board may, in its sole discretion and at any time, waive any requirement in this Section 2.4. For clarity, nothing in this Section 2.4 shall limit the right of the directors to fill a vacancy among the directors in accordance with this by-law or the Act.

2.5	Director Ceasing to Hold Office. A director ceases to hold office when he or she dies, resigns, is removed or ceases to be qualified under the Act.

2.6	Calling of Directors’ Meetings. The chair, the chief executive officer, any director, or the corporate secretary on the direction of any of the foregoing, may at any time call a meeting of the board at such time and place as they may determine.

2.7	Place of Directors’ Meetings. Meetings of the board and of any committee of the board may be held at any place within or outside Ontario. Notwithstanding subsection 126(2) of the Act, it shall not be necessary for a majority of the meetings of the board or of any committee of the board in any financial year to be held at a place within Canada.

2.8	Notice of Meetings. Notice of the time and place for the holding of any meeting of the board or a committee of the board shall be sent to each director not less than 48 hours before the time of the meeting.  Notwithstanding the foregoing, meetings of the board or a committee of the board may be held at any time without notice if:

•	all the directors are present, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; or

•	all the absent directors waive notice.

Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting without notice on the same day as the meeting of shareholders at which such board is elected.

2.9	Waiver of Notice. Notice of a meeting of the board or a committee of the board, or any irregularity in a meeting or in the notice thereof, may be waived in any manner by a director and such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a director at a meeting of the board or a committee of the board is a waiver of notice of such meeting, except where a director attends the meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not lawfully called.

2.10	Participation by Electronic Means. A director may participate in a meeting of the board or a committee of the board by means of such telephone, videoconference or other electronic communications facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting by such means shall be deemed for the purposes of the Act to be present at that meeting.

2.11	Quorum for Meetings. A majority of the number of directors shall constitute a quorum for the transaction of business at any meeting of the board. Subject to subsections 124(3) and 132(5.1) of the Act, no business shall be transacted by the directors except at a meeting of directors at which a quorum is present.

2.12	Chair and Secretary of Meetings. The chair of any meeting of the board shall be the chair of the board. If the chair of the board is not present or if he or she declines or is unable to act, the directors present shall choose one of their number to act as the chair of the meeting. The corporate secretary shall act as secretary at any meeting of the board. If the corporate secretary is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint a person who need not be a director to act as secretary of the meeting.

2.13	Voting. Questions arising at any meeting of the board shall be decided by a majority of votes. In case of an equality of votes, the chair of the meeting shall not have a second or casting vote in addition to the chair’s original vote as a director. Any such question shall be decided by a show of hands unless a ballot is required or demanded by any director.

2.14	Resolutions in Writing. A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or a committee of directors, is as valid as if it had been passed at a meeting of directors or a committee of directors.

2.15	Remuneration and Expenses. The remuneration to be paid to the independent directors of the Corporation shall be such as the board determines by resolution from time to time. A director who also serves as an officer or employee of the Corporation or any of its affiliates shall not receive any additional remuneration for service as a director of the Corporation. Directors shall also be entitled to be reimbursed their travelling and other out-of-pocket expenses properly incurred by them in connection with the affairs of the Corporation.

SECTION 3
DELEGATION BY THE BOARD OF DIRECTORS

3.1	General. The directors may from time to time establish one or more committees of directors. The directors may delegate to each such committee any of the powers of the directors, except that no such committee shall have the authority to:

•	submit to the shareholders any question or matter requiring the approval of the shareholders;

•	fill a vacancy among the directors or in the office of auditor or appoint or remove any of the chief executive officer, however designated, the chief financial officer, however designated, the chair or the president (if any) of the Corporation;

•	subject to section 184 of the Act, issue securities except in the manner and on the terms authorized by the directors;

•	declare dividends;

•	purchase, redeem or otherwise acquire shares issued by the Corporation;

•	pay a commission referred to in section 37 of the Act;

•	approve a management information circular referred to in Part VIII of the Act;

•	approve a take-over bid circular, directors’ circular or issuer bid circular referred to in Part XX of the Securities Act (Ontario);

•	approve any financial statements referred to in clause 154(1)(b) of the Act and Part XVIII of the Securities Act (Ontario);

•	approve an amalgamation under section 177 or an amendment to the articles under subsection 168(2) or (4) of the Act; or

•	adopt, amend or repeal by-laws.

3.2	Committee Mandates and Procedure. The mandate and procedure of each committee of the board shall be set forth in a written charter approved by the Board. Except as otherwise set out in a written committee charter, the procedure of each committee shall be governed by the provisions of this by-law.

3.3	Audit Committee. The board shall annually appoint an audit committee to be composed of not fewer than three directors, none of whom shall be officers or employees of the Corporation or its affiliates and all of whom meet all other requirements of applicable law. In addition to the powers and duties delegated by the board as set forth in the audit committee’s charter, the audit committee shall have the powers and duties provided in the Act and other applicable laws.

SECTION 4
OFFICERS

4.1	Appointment of Officers. The board may annually, or as often as may be required, designate such offices of the Corporation and appoint such officers as the board may consider advisable. None of such officers, other than the chair of the board, need be a director of the Corporation.

4.2	Duties of Officers. The powers and duties of all officers shall be such as the terms of their engagement call for or as the board may specify. Any such officer may from time to time sub-delegate any of his or her powers and duties to another officer or employee of the Corporation or subsidiary thereof, and such delegate may exercise and perform such powers and duties, unless the board otherwise directs.

4.3	Term of Office. All officers shall be subject to removal by resolution of the directors at any time, with or without cause. The directors may appoint a person to an office to replace an officer who has been removed or who has ceased to be an officer for any other reason.

SECTION 5
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

5.1	Limitation of Liability. No director, officer or employee shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or employment or in relation thereto, unless the same are occasioned by his own negligence or wilful default; provided that nothing herein shall relieve any director, officer or employee from the duty to act in accordance with the Act or from liability for any breach thereof.

5.2	Indemnification. The Corporation shall indemnify a director, officer, former director, former officer or a person who acts or acted at the Corporation’s request as a director or officer or other similar executive for another body corporate or other organization of which the Corporation is or was a shareholder (or other type of equity-holder) or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal or administrative action or proceeding to which such individual is made a party by reason of being or having been a director, officer or other similar executive of such body corporate or other organization, to the full extent permitted by law. The Corporation is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.

SECTION 6
SECURITIES

6.1	Issuance. Subject to the Act and the articles of the Corporation, the board may from time to time issue shares of the Corporation, or grant options or rights to acquire unissued shares of the Corporation, at such times, to such persons and for such consideration as the board may determine; provided that no share shall be issued until it is fully paid as provided by the Act. The board may determine by resolution that any or all classes or series of securities issued by the Corporation shall be uncertificated securities; provided that no such resolution shall apply to securities represented by a certificate until such certificate has been surrendered to the Corporation or its transfer agent.

6.2	Security Certificates. Security certificates (and the form of transfer power on the reverse side thereof) shall (subject to compliance with section 56 of the Act) be in such form as the board may from time to time by resolution approve and, subject to subsection 55(3) of the Act, such certificates shall be signed by at least one director or officer of the Corporation and countersigned by or on behalf of a registrar, transfer agent, branch transfer agent or issuing or other authenticating agent of the Corporation, or by a trustee who certifies it in accordance with a trust indenture. Any signatures required on a security certificate may be printed or otherwise mechanically reproduced thereon. If a securities certificate contains a printed or mechanically reproduced signature of a person, the Corporation may issue the security certificate even though the person has ceased to be a director or officer of the Corporation, and the securities certificate is as valid as if the person were a director or an officer at the date of its issue.

6.3	Transfer Agents and Registrar. For each class of securities issued by the Corporation, the board may from time to time by resolution appoint or remove:

•	a trustee, transfer agent or other agent to keep the securities register and the register of transfer and one or more persons or agents to keep branch registers; and

•	a registrar, trustee or agent to maintain a record of issued security certificates,

and, subject to section 48 of the Act, one person may be appointed for both of the foregoing purposes in respect of all securities of the Corporation or any class or classes thereof.

6.4	Surrender of Security Certificates. Subject to the provisions of the Securities Transfer Act, 2006, no transfer of a security issued by the Corporation shall be recorded or registered unless and until either:

•	the security certificate representing the security to be transferred has been surrendered and cancelled; or

•	if no security certificate has been issued by the Corporation in respect of such share, a duly executed security transfer power in respect thereof has been presented for registration.

6.5	Defaced, Destroyed, Stolen or Lost Security Certificates. In case of the defacement, destruction, theft or loss of a security certificate, the fact of such defacement, destruction, theft or loss shall be reported by the owner to the Corporation or to an agent of the Corporation appointed pursuant to Section 6.3 of this by-law, with a statement verified by oath or statutory declaration as to the defacement, destruction, theft or loss and the circumstances concerning the same and with a request for the issuance of a new security certificate to replace the one so defaced, destroyed, stolen or lost. Upon the giving to the Corporation (or, if there is such an agent, then to the Corporation and to such agent) of an indemnity bond of a surety company in such form as is approved by any authorized officer of the Corporation, indemnifying the Corporation (and such agent, if any) against all loss, damage and expense, which the Corporation and/or such agent may suffer or be liable for by reason of the issuance of a new security certificate to such shareholder, and provided the Corporation or such agent does not have notice that the security has been acquired by a bona fide purchaser, a new security certificate may be issued in replacement of the one defaced, destroyed, stolen or lost, if such issuance is ordered and authorized by any authorized officer of the Corporation or by resolution of the directors.

6.6	Electronic, Book-Based or Other Non-Certificate Registered Positions. The Corporation and its agent(s) appointed pursuant to Section 6.3 of this by-law may adopt such policies and procedures and take all steps as may be necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.  If such a system is adopted, a registered securityholder may have its holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration or other non-certificated entry or position in the applicable securities register.

SECTION 7
MEETINGS OF SHAREHOLDERS

7.1	Annual Meetings. The annual meeting of shareholders shall be held at such time in each year as the board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing an auditor and transacting such other business as may properly be brought before the meeting.

7.2	Special Meetings. The board may at any time call a special meeting of shareholders to be held on such day and at such time as the board may determine. Any special meeting of shareholder may be combined with an annual meeting of shareholders.

7.3	Place of Meetings. Meetings of shareholders shall be held at such place as the board may determine from time to time. The board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held by means of electronic communication facility pursuant to Section 7.4 of this by-law.

7.4	Shareholder Meeting by Electronic Means. If:

•	authorized by the board in its sole discretion; and

•	made available by the Corporation,

subject to the Act, as well as such guidelines and procedures as the board may adopt, shareholders and proxy holders not physically present at a meeting of shareholders may participate in a meeting of shareholders by means of a telephonic, videoconference or other electronic communication facility that permits all participants to communicate adequately with each other during the meeting.  Such shareholders participating in a meeting of shareholders being conducted by means of an electronic communication facility shall be deemed for the purposes of the Act to be present in person at the meeting of shareholders.

7.5	Notice of Meetings. Notice of the date, time and place (if any) of, as well as the nature of business to be conducted at, every meeting of shareholders shall be sent to each:

•	shareholder of the Corporation entitled to vote at the meeting;

•	director of the Corporation; and

•	the auditor of the Corporation,

not less than 21 days and not more than 50 days before the date on which the meeting is to be held.  Any notice sent pursuant to this Section 7.5 shall be addressed to the latest address of each applicable person as shown in the records of the Corporation or its transfer agent, or if no address is shown therein, then to the last address of each such person known to the corporate secretary.

7.6	Omission of Notice. The accidental omission to give notice of any meeting to or the non-receipt of any notice by any person shall not invalidate any resolution passed or any proceeding taken at any meeting of shareholders.

7.7	Advance Notice for Proposals. No business may be transacted at an annual or special meeting of shareholders, other than as set forth in this Section 7.7.

7.7.1	Annual Meeting Business. No business may be transacted at an annual meeting of shareholders, other than business that is:

•	specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the board;

•	otherwise properly brought before the annual meeting by or at the direction of the board; or

•	otherwise properly brought before the annual meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this Section 7.7.

For business to be properly brought before an annual meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management information circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of directors shall be submitted to the Corporation in accordance with the requirements set forth in Section 2.4.  The Corporation shall set out the proposal in the management information circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

7.7.2	Special Meeting Business. At a special meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with Section 2.4.

7.8	Chair, Secretary and Scrutineers. The chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chair, vice-chair, chief executive officer, chief financial officer, an executive vice-president, or a vice-president who is a shareholder. If no such officer is present within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. If present, the corporate secretary shall be secretary of the meeting. If the corporate secretary is absent, the chair of the meeting shall appoint another person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair of the meeting.

7.9	Persons Entitled to be Present. The only persons entitled to be present at a meeting of the shareholders shall be:

•	those entitled to vote at such meeting;

•	the directors of the Corporation;

•	the auditor of the Corporation; and

•	others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting.

Other persons may be permitted to attend on the invitation of the chair of the meeting or with the consent of the meeting.

7.10	Quorum. Two persons present and each holding or representing by proxy at least one issued share of the Corporation shall be a quorum of any meeting of shareholders solely for the choice of a chair of the meeting and for the adjournment of the meeting to a fixed time and place, but such persons may not transact any other business. For all other purposes, a quorum for any meeting shall be at least two persons present and holding or representing by proxy not less than 25% of the total number of the issued shares of the Corporation possessing voting rights at such meeting. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

7.11	Shareholder Representatives. Where a body corporate or association is a shareholder, any individual authorized by a resolution of the directors or governing body of the body corporate or association may represent it at any meeting of shareholders and exercise at such meeting on behalf of the body corporate or association all the powers it could exercise if it were an individual shareholder, provided that the Corporation or the chair of the meeting may require such shareholder or such individual authorized by it to furnish a certified copy of such resolution or other appropriate evidence of the authority of such individual.

7.12	Joint Shareholders. Where two or more persons hold the same share or shares jointly, any one of such persons present at a meeting of shareholders has the right, in the absence of the other or others, to vote in respect of such share or shares, but if more than one of such persons are present or represented by proxy and vote, they shall vote together as one on the share or shares jointly held by them.

7.13	Appointment of Proxyholder. Every shareholder, including a shareholder that is a body corporate, entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or proxyholders or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy.

7.14	Form of Proxy. A form of proxy shall be in written or printed format or a format generated by telephonic or electronic means and shall comply with the regulations under the Act. A form of proxy becomes a proxy when completed and signed in writing or by electronic signature by the shareholder or his/her attorney authorized by a document that is signed in writing or by electronic signature or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized. If a proxy or document authorizing an attorney is signed by electronic signature, the means of electronic signature shall permit a reliable determination that the proxy or document was created or communicated by or on behalf of the shareholder or the attorney, as the case may be.

7.15	Time Limit for Deposit of Proxies. The directors may by resolution fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited with the Corporation or its agent (subject to the rights of shareholders to revoke proxies, as provided below), and any period of time so fixed shall be specified in the notice calling the meeting.

7.16	Revocation of Proxy. A shareholder may revoke a proxy by an instrument in writing or a revocation signed in any manner that a proxy itself may be signed, as set out above, or in any other manner permitted by law. To be valid, such an instrument in writing or revocation must be:

•	received at the registered office of the Corporation at any time up to and including 5:00 pm (Toronto time) on the last business day preceding the date of the meeting (including in the case of an adjournment or postponement of the meeting) at which the proxy is to be used; or

•	delivered to the scrutineers of the meeting, to the attention of the chair of the meeting, at or prior to the commencement of the meeting (including in the case of an adjournment or postponement of the meeting).

Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any meeting or the chair of the board may, at his or her sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the meeting of shareholders or in any proxy circular, and any such waiver made in good faith shall be final and conclusive.

7.17	Votes to Govern. At any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws or by law, be determined by a majority of the votes cast on the question, whether by a show of hands, or by ballot, as the case may be. In case of an equality of votes either upon a show of hands or upon a ballot, the chair of the meeting shall not be entitled to a second or casting vote.

7.18	Show of Hands. Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of such question, and the result of the vote so taken shall be the decision of the shareholders upon such question.

7.19	Ballots. On any question proposed for consideration at a meeting of shareholders, and whether or not a vote by show of hands has been taken thereon, a ballot may be required by the chair of the meeting or demanded by any shareholder or proxyholder entitled to vote at the meeting. A ballot so required or demanded shall be taken in such manner as the chair of the meeting shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he or she is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon such question.

7.20	Adjournment. The chair of the meeting, may with the consent of the meeting, adjourn any meeting of shareholders from time to a fixed time and place. If a meeting of shareholders is adjourned for less than 30 days, no notice of the time and place for the holding of the adjourned meeting need be given to any shareholder, other than by announcement at the earliest meeting that is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than 90 days, Section 111 of the Act does not apply.

SECTION 8
DIVIDENDS AND RIGHTS

8.1	Dividends and Other Distributions. Subject to the provisions of the Act and the articles, the board may from time to time declare dividends or other distributions payable to the shareholders according to their respective rights and interest in the Corporation. Dividends or other distributions may be paid in money or property or by issuing fully paid shares of the Corporation.

8.2	Record Date for Dividends and Other Distributions. The directors may fix in advance a date as a record date for the determination of shareholders:

•	entitled to receive payment of a dividend;

•	entitled to participate in a liquidation or distribution; or

•	for any other purpose except the right to receive notice of or to vote at a meeting of shareholders,

but such record date shall not precede by more than 50 days the particular action to be taken.  Such shareholders shall be determined as at the close of business on the date fixed by the directors, unless otherwise specified by the directors.

If no record date is fixed, the record date for the determination of shareholders for any purpose, other than to establish a record date for the determination of shareholders entitled to receive notice of a meeting of shareholders or to vote, shall be the close of business on the day on which the directors pass the resolution relating thereto.

8.3	Payment of Dividends and Other Distributions. A dividend or other distribution payable in money shall be paid by cheque or by electronic means or by such other method as the directors may determine, and will be paid to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques will be mailed by prepaid ordinary mail to such registered holder at such registered holder’s recorded address, unless such holder otherwise directs. In the case of joint holders the payment shall, unless any applicable joint holder otherwise directs, be made payable to the order of all of such joint holders and, if applicable, be mailed to them at their recorded address, unless any applicable joint holder otherwise directs. The sending of the cheque or the sending of the payment by electronic means or other method determined by the directors as provided for above in an amount equal to the dividend or other distribution to be paid, less the amount of any tax that the Corporation is required to and does withhold shall, unless such payment is not paid on due presentation, if applicable, satisfy and discharge the liability for the payment.

8.4	Non-receipt of Dividend Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the corporate secretary may from time to time prescribe.

8.5	Unclaimed Dividends. Any dividend unclaimed after a period of two years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION 9
NOTICES

9.1	Notice to Directors, Officers and Auditors. Whenever under the Act, the regulations, the articles or these by-laws any notice, document or other information is required to be sent to a director, officer, or auditor, such notice may be sent either by:

•	hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery; or

•	means of fax, e-mail or other form of electronic transmission.

A notice to a director, officer or auditor will be deemed to be received as follows:

•	if given by hand delivery, when actually received by the director, officer or auditor;

•	if sent through the mail addressed to the director, officer or auditor, at such individual’s address appearing on the records of the Corporation, at the time it would be delivered in the ordinary course of mail;

•	if sent for next day delivery by a nationally recognized overnight delivery service addressed to the director, officer or auditor at such individual’s address appearing on the records of the Corporation, when delivered to such service;

•	if sent by fax, when sent to the fax number for such director, officer or auditor appearing in the records of the Corporation and evidence of delivery confirmation is received by sender’s fax device;

•	if sent by e-mail, when sent to the e-mail address for such director, officer or auditor appearing in the records of the Corporation; or

•	if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director, officer or auditor appearing on the records of the Corporation.

9.2	Notice to Shareholders. Unless the Act or these by-laws provide otherwise, any notice, document or other information required or permitted by the Act, the regulations, the articles or these by-laws to be sent to a shareholder, may be sent by any one of the following methods:

•	by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery;

•	by means of fax, e-mail, or other form of electronic transmission;

•	by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified above, including by mail, delivery, fax, e-mail or other form of electronic transmission; or

•	by any other method permitted by applicable law.

A notice to a shareholder shall be deemed to be received as follows:

•	if given by hand delivery, when actually received by the shareholder;

•	if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail;

•	if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service;

•	if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s fax device;

•	if by e-mail, when sent to an e-mail address at which the shareholder has consented to receive notice;

•	if sent by any other form of electronic transmission, when sent to the shareholder;

•	if sent by posting it on or making it available through a generally accessible electronic source referred to above, on the day such person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with one of the means above; or

•	if sent by any other method permitted by applicable law, at the time that such person is deemed to have received such notice pursuant to applicable law.

If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the corporate secretary.

9.3	Proof of Service. A certificate of the chair of the board, the chief executive officer, the chief financial officer, a vice-president, the corporate secretary or of any other officer of the Corporation in office at the time of the making of the certificate or of a transfer officer of any transfer agent or branch transfer agent of shares of any class of the Corporation as to the facts in relation to the mailing or delivery of any notice or other document to any shareholder, director, officer or auditor or publication of any notice or other document shall be conclusive evidence thereof and shall be binding on every shareholder, director, officer or auditor of the Corporation as the case may be.

9.4	Notice to Joint Shareholders. All notices with respect to shares registered in more than one name shall, if more than one address appears on the records of the Corporation in respect of such joint holdings, be given to all of such joint shareholders at the first address so appearing, and notice so given shall be sufficient notice to the holders of such shares.

9.5	Computation of Time. In computing the date when notice must be given under any provision of this by-law requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice and the last day of the notice period shall be excluded and, if the last day of the notice period is a Sunday or a holiday, the notice period shall terminate on the next day following that is not a Sunday or a holiday.

9.6	Undelivered Notices. If any notice given to a shareholder pursuant to this by-law is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of his new address.

9.7	Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.8	Deceased Shareholders. Any notice or other document delivered or sent by post or left at the address of any shareholder or sent by electronic means as the same appears in the records of the Corporation shall, notwithstanding that such shareholder be then deceased, and whether or not the Corporation has notice of such shareholder’s decease, be deemed to have been duly served in respect of the shares held by him or her (whether held solely or with any person or persons) until some other person be entered in such shareholder’s stead in the records of the Corporation as the holder or one of the holders thereof and such service shall for all purposes be deemed a sufficient service of such notice or document on his or her heirs, executors or administrators and on all persons, if any, interested with him or her in such shares.

9.9	Persons Entitled to Shares by Death or Operation of Law. Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his or her title to such share prior to his or her name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his or her furnishing to the Corporation the proof of authority or evidence of his or her entitlement prescribed by the Act.

9.10	Waiver of Notice. Any shareholder (or any shareholder’s duly appointed proxyholder), director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him or her under any provision of the Act, the regulations thereunder, the articles, the by-laws or otherwise and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in such manner or through such communication facility as the board shall have approved or in accordance with the Electronic Commerce Act, 2000, S.O. 2000, c. 17, as from time to time amended, except a waiver of notice of a meeting of shareholders or of the board or of a committee of the board which may be given in any manner. Attendance of a director at a meeting of directors or of a shareholder or any person entitled to attend a meeting of shareholders is a waiver of notice of the applicable meeting except where such director, shareholder or other person, as the case may be, attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

SECTION 10
REPEAL AND EFFECTIVE DATE

10.1	Repeal. Upon the enactment of this by-law by the board, By-law No. 1B-92 of the Corporation is repealed, provided that such repeal shall not affect the previous operation of such by-law or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under the validity of any contract or agreement made pursuant to such by-law prior to its repeal. All officers and persons acting under such by‑law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or board with continuing effect passed under such repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

10.2	Effective Date. This by-law shall become effective immediately upon its enactment by the board, but is subject to confirmation or rejection at the next meeting of shareholders.

SECTION 11
GENERAL

11.1	Corporate Terms. In this by-law and all other by-laws of the Corporation, unless the context requires otherwise, the terms “articles”, “auditors”, “board”, “chair”, “chief executive officer”, “chief financial officer”, “directors”, “employees”, “executive vice-presidents”, “officers”, “corporate secretary”, “shareholders”, “special resolutions” and “vice-presidents” mean, respectively, the articles, auditors, board of directors, chair of the board, chief executive officer, chief financial officer, directors, employees, executive vice-presidents, officers, corporate secretary, shareholders, special resolutions and vice-presidents (if any) of the Corporation at the relevant time.

11.2	Business Corporations Act. In this by-law, “Act” means the Business Corporations Act (Ontario), R.S.O. 1990 c. B6, and the regulations thereto, as such may be amended or substituted from time to time. Unless otherwise defined in this by-law or the context requires otherwise, words and expressions defined in the Act shall have the same meanings when used herein.

11.3	Interpretation. In this by-law, words importing the singular include the plural and vice versa; words importing any gender include any other gender; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.

11.4	Invalidity. The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

APPROVED BY THE BOARD:    March 17, 2016